Exhibit 99.1

TransEnterix, Inc. Reports Operating and Financial Results for the Fourth Quarter and Full Year 2019
March 16, 2020, at 4:05 PM EST

RESEARCH TRIANGLE PARK, N.C.--(BUSINESS WIRE)--Mar. 16, 2020 -- TransEnterix, Inc. (NYSE American: TRXC), a medical device company that is digitizing the interface between the surgeon and the patient to improve minimally invasive surgery, today announced its operating and financial results for the fourth quarter and full-year 2019.

Recent Highlights

•	Three hospitals initiated Senhance Digital Laparoscopy Programs thus far in 2020

•	Announced FDA 510(k) clearance for First Machine Vision System in Robotic Surgery on March 13, 2020

•	Raised approximately $15 million in gross proceeds in an underwritten public offering in March of 2020 and $11.6 million in ATM offering gross proceeds since January 2020

•	Entered into an equity line purchase agreement on February 10, 2020 with Lincoln Park Capital Fund, LLC which provides access to up to $25 million

•	Received CE Mark approval for Pediatric indication for Senhance® Surgical System on February 12, 2020

•	Continued to execute restructuring plan to reduce cash burn

“Since the beginning of the fourth quarter, we have made tremendous progress in building the foundation to drive adoption in 2020 and beyond,” said Anthony Fernando, President and CEO of TransEnterix. “Thus far in 2020, we have already seen the successful execution of our strategy - three hospitals have initiated Senhance digital laparoscopy programs in the first quarter and we have signed two incremental agreements with hospitals to begin programs in the second quarter. In addition, we have recently achieved multiple significant regulatory milestones and bolstered our balance sheet through the completion of financings. Looking to the balance of 2020, we believe we are well positioned to continue to execute on our strategy and bring transformative technology to surgeons, hospitals, and patients globally.”

Commercial and Clinical Update

Subsequent to the end of the fourth quarter, three hospitals initiated Senhance Digital Laparoscopy Programs, one in the U.S., one in the Europe, and one in Asia:

Ochsner Health System entered into an agreement to lease and utilize a Senhance System that has been installed at the Ochsner Baptist (a campus of Ochsner Medical Center) facility and first cases have been successfully completed.

Klinikum Esslingen, a hospital in southern Germany close to Stuttgart, entered into an agreement to lease and utilize a Senhance System and first cases have been successfully completed.

Kitakyushu General Hospital, a hospital in southwestern Japan, entered into an agreement to lease and utilize a Senhance System and first cases have been successfully completed.

In addition, the Company has signed two other agreements with hospitals, one in EMEA and one in Asia, who are on track to begin their respective Senhance programs during the second quarter of 2020.

Financing Updates

Completion of Underwritten Equity Offering

In March of 2020, the Company completed an underwritten public offering, raising gross proceeds of approximately $15.0 million. The offering consisted of (i) units of common stock and two warrants to purchase shares of common stock and (ii) units of convertible preferred stock and two warrants to purchase shares of common stock. The offering was comprised of 14,121,766 common shares, 7,937,057 preferred shares, and series C warrants to purchase 22,058,823 shares of common shares and series D warrants to purchase 22,058,823 shares of common shares at a combined price of $0.68 per unit. Each warrant has an exercise price of $0.68 per common share and is exercisable at any time on or after the date of issuance. The series C warrants have a term of one year from the date of issuance and the series D warrants have a five year term.

Common Stock Purchase Agreement with Lincoln Park Capital Fund, LLC

On February 10, 2020, the company announced that it had entered into an equity line purchase agreement with Lincoln Park Capital Fund, LLC a Chicago-based institutional investor. The Company will have the right, in its sole discretion, to sell to Lincoln Park up to $25.0 million in shares of the Company's common stock over a 36-month period.

At The Market Offering (ATM) Facility

Since the beginning of 2020, the Company has raised approximately $11.6 million at an average price per share of $1.73, through its ATM program.

Product Portfolio Initiatives

CE Mark Approval for Pediatric Indication for Senhance Surgical System

As the Company announced on February 12, 2020, the Company received CE Mark approval for an expanded indication to treat pediatric patients above 10kg (approximately 22 lbs) with the Senhance System. Pediatric surgery seeks to use the smallest instruments and scopes possible to minimize invasiveness but also maintain accuracy. The Senhance System is designed with instruments as small as 3mm and compatible with small scopes while also retaining the sense of touch through haptic feedback.

Received FDA 510(k) Clearance for First Machine Vision System in Robotic Surgery

On March 13, 2020, the Company announced that it had received FDA 510(k) clearance for its Intelligent Surgical Unit (ISU™) that enables machine vision capabilities on the Senhance System. The initial features of the ISU are designed to increase control in visualization beyond what has previously been available in digital laparoscopy or robotic surgery. The cleared Senhance System already features unique eye-tracking camera control and the new technology enables machine vision-driven control of the camera for a surgeon by responding to commands and recognizing certain objects and locations in the surgical field. The ISU hardware is also designed to be compatible with planned future augmented intelligence features such as scene cognition and surgical image analytics that are expected to continue to drive meaningful innovations in digital laparoscopy with Senhance.

Fourth Quarter Financial Results

For the three months ended December 31, 2019, the Company reported revenue of $0.7 million as compared to revenue of $7.5 million in the three months ended December 31, 2018. Revenue in the fourth quarter of 2019 included no system sales, $0.3 million in instruments and accessories, and $0.4 million in services.

For the three months ended December 31, 2019, total net operating expenses were $18.1 million, excluding the gain from the 2019 AutoLap sale, as compared to $20.1 million in the three months ended December 31, 2018.

For the three months ended December 31, 2019, net loss was $13.7 million, or $0.69 per share, as compared to a net loss of $6.4 million, or $0.39 per share, in the three months ended December 31, 2018.

For the three months ended December 31, 2019, the adjusted net loss was $16.4 million, or $0.83 per share, as compared to an adjusted net loss of $14.7 million, or $0.89 per share in the three months ended December 31, 2018, after adjusting for the following charges: net gain on the sale of the AutoLap assets, change in fair value of warrant liabilities, amortization of intangible assets, change in fair value of contingent consideration, restructuring and other charges, inventory write-down related to the restructuring plan, acquisition related costs, loss from sale of SurgiBot assets, and loss on extinguishment of debt. Adjusted net loss is a non-GAAP financial measure. See the reconciliation from GAAP to Non-GAAP Measures below.

The Company had cash and cash equivalents and restricted cash of approximately $10.6 million as of December 31, 2019.

As a result of restructuring, cost optimization efforts and recent ATM and equity financing, we believe that current cash on hand will be sufficient to meet our anticipated cash needs into the fourth quarter of 2020.

Pursuant to the disclosure requirements of the NYSE American Company Guide Section 610(b), the Company is reporting that its audited consolidated financial statements for the fiscal year ended December 31, 2019, included in the Company's Annual Report on Form 10-K expected to be filed with the Securities and Exchange Commission on March 16, 2020, contains an audit opinion from its independent registered public accounting firm that includes an explanatory paragraph related to the Company's ability to continue as a going concern.

2020 Corporate Objectives
The Company expects to make significant progress in 2020 as it continues to build out its leadership position in Digital Laparoscopy by focusing on the following key corporate objectives:

•
Expand the number of sites using the Senhance System in the United States, EMEA, and Japan and convert more existing sites into “foundational” sites that are on a rate to perform 100+ cases annually to drive meaningful clinical case volume growth;

•	Generate meaningful health economic data, primarily around the cost impact of Senhance relative to traditional laparoscopy as well as other surgical robotic systems; and,

•	Complete the following product portfolio initiatives:

○	launch the scene cognition and augmented intelligence module in the United States by mid-2020;

○	expand the European launch of 5mm Articulating Instruments and submit for U.S. clearance in the fourth quarter; and,

○	obtain a general surgery indication, including bariatrics in the U.S.

Although the Company is not primarily focused on revenue during 2020, for the full year 2020, the Company expects to report baseline revenue between $3.0 and $3.2 million. Any system sales would be in addition to such baseline revenue.

Conference Call

TransEnterix, Inc. will host a conference call on Monday, March 16, 2020, at 4:30 PM ET to discuss its fourth quarter and fiscal year 2019 operating and financial results. To listen to the conference call on your telephone, please dial 844-804-5261 for domestic callers and 612-979-9885 for international callers, and reference conference ID 5686095 approximately ten minutes prior to the start time. To access the live audio webcast or archived recording, use the following link http://ir.transenterix.com/events.cfm. The replay will be available on the Company’s website.

About TransEnterix

TransEnterix is a medical device company that is digitizing the interface between the surgeon and the patient to improve minimally invasive surgery by addressing the clinical and economic challenges associated with current laparoscopic and robotic options in today's value-based healthcare environment. The Company is focused on the market development activities for, and increasing utilization of, its Senhance Surgical System, which digitizes laparoscopic minimally invasive surgery. The system allows for robotic precision, haptic feedback, surgeon camera control via eye sensing and improved ergonomics while offering responsible economics. The Senhance Surgical System is available for sale in the US, the EU, Japan and select other countries. For more information, visit www.transenterix.com.
Non-GAAP Measures

The adjusted net loss and adjusted net loss per share presented in this press release are non-GAAP financial measures. The adjustments relate to net gain on the sale of the AutoLap assets, change in fair value of warrant liabilities, amortization of intangible assets, change in fair value of contingent consideration, inventory write down related to the restructuring plan, restructuring and other charges, acquisition-related costs, loss of extinguishment of debt, SurgiBot sale gain/loss, goodwill impairment, in-process research and development impairment, and reversal of transfer fee accrual. These financial measures are presented on a basis other than in accordance with U.S. generally accepted accounting principles ("Non-GAAP Measures"). In the tables that follow under "Reconciliation of Non-GAAP Measures,” we present adjusted net loss and adjusted net loss per share, reconciled to their comparable GAAP measures. These items are adjusted because they are not operational or because these charges are non-cash or non-recurring and management believes these adjustments are meaningful to understanding the Company's performance during the periods presented. These Non-GAAP Measures should be considered a supplement to, not a substitute for, or superior to, the corresponding financial measures calculated in accordance with GAAP.

Forward-Looking Statements

This press release includes statements relating to the current market development and operational plans for the Senhance System, as well as 2019 fourth quarter and full-year results and plans for 2020. These statements and other statements regarding our future plans and goals constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control and which may cause results to differ materially from expectations and include whether we are able to achieve desired results from our change in strategic focus, successfully reduce expenses through our restructuring, continue to finance the company and meet the operational goals we have set forth for 2020. For a discussion of the risks and uncertainties associated with TransEnterix's business, please review our filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K for the year ended December 31, 2019, which we expect to file with the SEC on or before the due date and our other filings we make with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this press release and speak only as of the origination date of this press release. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
TransEnterix, Inc.
Consolidated Statements of Operations and Comprehensive Loss
(in thousands except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
Revenue:
Product	$286	$7,214	$7,104	$23,268
Service	402	310	1,427	834
Total revenue	688	7,524	8,531	24,102
Cost of revenue:
Product	9,812	5,005	16,439	14,162
Service	1,071	630	4,292	2,009
Total cost of revenue	10,883	5,635	20,731	16,171
Gross (loss) profit	(10,195)	1,889	(12,200)	7,931
Operating Expenses (Income)
Research and development	4,634	6,439	22,468	21,823
Sales and marketing	5,584	7,901	28,014	25,736
General and administrative	3,799	3,865	18,758	13,854
Amortization of intangible assets	2,547	2,624	10,301	10,868
Change in fair value of contingent consideration	136	(1,092)	(9,553)	(1,011)
Restructuring and other charges	1,374	—	1,374	—
Goodwill impairment	—	—	78,969	—
In-process research and development impairment	—	—	7,912	—
Acquisition related costs	—	302	—	647
Loss (gain) from sale of SurgiBot assets, net	—	75	97	(11,840)
Gain from sale of Autolap assets, net	(15,965)	—	(15,965)	—
Reversal of transfer fee accrual	—	—	—	(2,994)
Total Operating Expenses	2,109	20,114	142,375	57,083
Operating Loss	(12,304)	(18,225)	(154,575)	(49,152)
Other Income (Expense)
Change in fair value of warrant liabilities	(788)	10,118	2,248	(14,320)
Interest income	23	418	582	1,400
Interest expense	(1,206)	(810)	(4,613)	(4,208)
Other (expense) income	(32)	1,235	(967)	1,126
Total Other Expense, net	(2,003)	10,961	(2,750)	(16,002)
Loss before income taxes	$(14,307)	$(7,264)	$(157,325)	$(65,154)
Income tax benefit	575	823	3,124	3,377
Net loss	$(13,732)	$(6,441)	$(154,201)	$(61,777)
Other comprehensive loss
Foreign currency translation gain (loss)	1,671	(1,039)	(2,708)	(3,690)
Comprehensive loss	$(12,061)	$(7,480)	$(156,909)	$(65,467)
Net loss per share - basic and diluted	$(0.69)	$(0.39)	$(8.69)	$(3.88)
Weighted average common shares outstanding - basic and diluted	19,885	16,550	17,737	15,938

TransEnterix, Inc.
Consolidated Balance Sheets
(in thousands, except share amounts)

	December 31,	December 31,
	2019	2018
	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$9,598	$21,061
Short-term investments	—	51,790
Accounts receivable, net	620	8,560
Inventories	10,653	10,941
Interest receivable	—	26
Other current assets	7,084	9,205
Total Current Assets	27,955	101,583
Restricted cash	969	590
Inventories, net of current portion	7,594	—
Property and equipment, net	4,706	6,337
Intellectual property, net	28,596	39,716
In-process research and development	2,470	10,747
Goodwill	—	80,131
Other long term assets	2,489	203
Total Assets	$74,779	$239,307
Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$3,579	$4,433
Accrued expenses	8,553	9,619
Deferred revenue – current portion	818	1,733
Contingent consideration – current portion	73	72
Deferred consideration – MST Acquisition	—	5,962
Total Current Liabilities	13,023	21,819
Long Term Liabilities
Deferred revenue – less current portion	27	109
Contingent consideration – less current portion	1,011	10,565
Notes payable, net of debt discount	—	28,937
Warrant liabilities	2,388	4,636
Net deferred tax liabilities	1,392	4,720
Other long term liabilities	1,403	—
Total Liabilities	19,244	70,786
Commitments and Contingencies
Stockholders’ Equity
Common stock $0.001 par value, 750,000,000 shares authorized at December 31, 2019 and December 31, 2018; 20,691,301 and 16,641,999 shares issued and outstanding at December 31, 2019 and December 31, 2018, respectively	21	17
Additional paid-in capital	720,484	676,572
Accumulated deficit	(663,600)	(509,406)
Accumulated other comprehensive (loss) income	(1,370)	1,338
Total Stockholders’ Equity	55,535	168,521
Total Liabilities and Stockholders’ Equity	$74,779	$239,307

TransEnterix, Inc.
Consolidated Statements of Cash Flows
(in thousands)

	Twelve Months Ended
	December 31,
	2019	2018
Operating Activities	(Unaudited)
Net loss	$(154,201)	$(61,777)
Adjustments to reconcile net loss to net cash and cash equivalents used in operating activities:
Gain from sale of AutoLap assets, net	(15,965)	—
Loss (gain) from sale of SurgiBot assets, net	97	(11,840)
Goodwill and intangible assets impairment	86,881	—
Depreciation	2,166	2,420
Amortization of intangible assets	10,301	10,868
Amortization of debt discount and debt issuance costs	1,513	725
Amortization of short-term investment discount	(327)	(351)
Stock-based compensation	11,508	9,039
Inventory write-down related to restructuring	7,408	—
Inventory write-down	1,523
Bad debt expense	1,634	—
Interest expense on deferred consideration – MST acquisition	756	—
Deferred tax benefit	(3,224)	(3,377)
Loss on extinguishment of debt	1,006	1,400
Change in fair value of warrant liabilities	(2,248)	14,320
Change in fair value of contingent consideration	(9,553)	(1,011)
Reversal of transfer fee accrual	—	(2,994)
Changes in operating assets and liabilities, net of effect of acquisition:
Accounts receivable	6,083	(7,225)
Interest receivable	26	54
Inventories	(16,404)	(2,145)
Other current and long term assets	(655)	(325)
Accounts payable	(668)	767
Accrued expenses	(1,180)	2,134
Deferred revenue	(959)	825
Other long term liabilities	998	—
Net cash and cash equivalents used in operating activities	(73,484)	(48,493)
Investing Activities
Proceeds from sale of AutoLap assets	15,965	—
Purchase of short-term investments	(12,883)	(55,439)
Proceeds from maturities of short-term investments	65,000	4,000
Payment for acquisition of a business	—	(5,800)
Proceeds related to sale of SurgiBot assets, net	—	4,496
Purchase of property and equipment	(437)	(770)
Proceeds from sale of property and equipment	—	32
Net cash and cash equivalents provided by (used in) investing activities	67,645	(53,481)
Financing Activities
Payment of notes payable	(31,425)	(15,305)
Proceeds from issuance of debt and warrants, net of issuance costs	—	28,507
Payment of contingent consideration	—	(770)
Proceeds from issuance of common stock and warrants, net of issuance costs	25,777	279
Taxes paid related to net share settlement of vesting of restricted stock units	(499)	(1,662)
Proceeds from issuance of common stock related to sale of SurgiBot assets	—	3,000
Proceeds from exercise of stock options and warrants	538	12,403
Net cash and cash equivalents (used in) provided by financing activities	(5,609)	26,452
Effect of exchange rate changes on cash and cash equivalents	364	(433)
Net (decrease) increase in cash, cash equivalents and restricted cash	(11,084)	(75,955)
Cash, cash equivalents and restricted cash, beginning of period	21,651	97,606
Cash, cash equivalents and restricted cash, end of period	$10,567	$21,651

Supplemental Disclosure for Cash Flow Information
Interest paid	$2,187	$1,730
Supplemental Schedule of Non-cash Investing and Financing Activities
Transfer of inventories to property and equipment	$486	$2,160
Transfer of property and equipment to inventories	$323	$637
Reclass of warrant liability to common stock and additional paid-in capital	$—	$23,774
Cashless exercise of warrants	$—	$4,272
Issuance of common stock related to MST acquisition	$6,600	$8,300
Proceeds from sale of AutoLap assets exchanged for settlement of Company obligations	$1,000	$—
Deferred consideration – MST acquisition	$—	$5,962

Reconciliation of Non-GAAP Measures
Adjusted Net Loss and Net Loss per Share
(in thousands except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
(Unaudited, U.S. Dollars, in thousands)
Net loss (GAAP)	$(13,732)	$(6,441)	$(154,201)	$(61,777)

Adjustments
Gain from sale of AutoLap assets, net	(15,965)	—	(15,965)	—
Loss (gain) from sale of SurgiBot assets, net	—	75	97	(11,840)
Amortization of intangible assets	2,547	2,624	10,301	10,868
Change in fair value of contingent consideration	136	(1,092)	(9,553)	(1,011)
Acquisition related costs	—	302	—	647
Goodwill impairment	—	—	78,969	—
In-process research and development impairment	—	—	7,912	—
Reversal of transfer fee accrual	—	—	—	(2,994)
Change in fair value of warrant liabilities	788	(10,118)	(2,248)	14,320
Restructuring and other charges	1,374	—	1,374	—
Inventory write-down related to restructuring	7,408	—	7,408	—
Loss on extinguishment of debt	1,006	—	1,006	1,400
Adjusted net loss (Non-GAAP)	$(16,438)	$(14,650)	$(74,900)	$(50,387)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(Unaudited, per basic share)	2019	2018	2019	2018
Net loss per share (GAAP)	$(0.690)	$(0.390)	$(8.690)	$(3.880)

Adjustments
Gain from sale of AutoLap assets, net	(0.800)	—	(0.900)	—
Loss (gain) from sale of SurgiBot assets, net	—	0.00	0.01	(0.740)
Amortization of intangible assets	0.13	0.16	0.58	0.68
Change in fair value of contingent consideration	0.01	(0.070)	(0.540)	(0.060)
Acquisition related costs	—	0.02	—	0.04
Goodwill impairment	—	—	4.45	—
In-process research and development impairment	—	—	0.45	—
Reversal of transfer fee accrual	—	—	—	(0.190)
Change in fair value of warrant liabilities	0.04	(0.610)	(0.130)	0.90
Restructuring and other charges	0.07	—	0.08	—
Inventory write-down related to restructuring	0.37	—	0.42	—
Loss on extinguishment of debt	0.05	—	0.06	0.09
Adjusted net loss per share (Non-GAAP)	$(0.830)	$(0.890)	$(4.220)	$(3.160)

The non-GAAP financial measures for the three and twelve months ended December 31, 2019 and 2018 provide management with additional insight into the Company’s results of operations from period to period without non-recurring and non-cash charges, and are calculated using the following adjustments:
a) The Company entered into an agreement with Great Belief International Limited to sell certain assets related to the AutoLap technology. The Company recorded a $16.0 million gain on the sale of the AutoLap assets during the three and twelve months ended December 31, 2019, which represented the proceeds received in excess of the carrying value of the assets, less contract costs.
b)   Gain from sale of SurgiBot assets relates to amounts received from Great Belief International Limited in excess of the carrying amount of the assets sold. Loss from sale of SurgiBot assets relates to additional outside service costs to transfer the assets.
c)   Intangible assets that are amortized consist of developed technology and purchased patent rights recorded at cost and amortized over 5 to 10 years.
d)   Contingent consideration in connection with the acquisition of the Senhance System in 2015 is recorded as a liability and is the estimate of the fair value of potential milestone payments related to business acquisitions. Contingent consideration is measured at fair value using a discounted cash flow model utilizing significant unobservable inputs including the probability of achieving each of the potential milestones and an estimated discount rate associated with the risks of the expected cash flows attributable to the various milestones. Significant increases or decreases in any of the probabilities of success or changes in expected timelines for achievement of any of these milestones would result in a significantly higher or lower fair value of these milestones, respectively, and commensurate changes to the associated liability. The contingent consideration is revalued at each reporting period and changes in fair value are recognized in the consolidated statements of operations and comprehensive loss.
e)   Acquisition related costs were incurred in connection with the MST purchase agreement and consist of legal, accounting, and other costs.
f) As of September 30, 2019, goodwill was deemed to be fully impaired, and the Company recorded an impairment charge of $79.0 million. As of September 30, 2019 IPR&D was deemed to be significantly impaired, and the Company recorded an impairment charge of $7.9 million. No impairment charges were recorded during the three or twelve months ended December 31, 2018 or the three months ended December 31, 2019.
g) In connection with the Senhance acquisition, the Company recorded an accrual in 2015 for potential assessment of additional transfer fees. In September 2018, the Company determined that the accrual was no longer required and reversed the accrual.
h)   The Company’s Series B Warrants are measured at fair value using a simulation model which takes into account, as of the valuation date, factors including the current exercise price, the expected life of the warrant, the current price of the underlying stock, its expected volatility, holding cost and the risk-free interest rate for the term of the warrant. The warrant liability is revalued at each reporting period or upon exercise and changes in fair value are recognized in the consolidated statements of operations and comprehensive loss.
i) During the fourth quarter of 2019, we announced the implementation of a restructuring plan to reduce operating expenses as we continue the global market development of the Senhance platform. The restructuring charges amounted to $8.8 million of which $7.4 million was an inventory write down and was included in cost of product revenue and $1.4 million related to employee severance costs and was included as restructuring and other charges in the consolidated statements of operations and comprehensive loss.
j) In May 2018 in connection with its entrance into the Hercules Loan Agreement, the Company repaid its existing loan and security agreement with Innovatus Life Sciences Lending Fund I, LP. The Company recognized a loss of $1.4 million on the extinguishment of notes payable which is included in interest expense on the consolidated statements of operations and comprehensive loss for the twelve months ended December 31, 2018. In November 2019, the Company entered into a payoff letter with Hercules Capital, Inc. to terminate the Hercules Loan Agreement, as amended. The Company repaid all amounts owed under the Hercules Loan Agreement and recognized a loss of $1.0 million on the extinguishment of notes payable which is included in interest expense on the consolidated statements of operations and comprehensive loss for the three and twelve months ended December 31, 2019.
Investors:
Mark Klausner, 443-213-0501
invest@transenterix.com
or
Media:
Terri Clevenger, 203-856-8297
terri.clevenger@icrinc.com